Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ICR Inc.	FGX International
R. Idalia Rodriguez	Anthony Di Paola
Investor Relations	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports Results for the First Quarter of Fiscal 2009

Smithfield, RI (May 6, 2009) – FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses and sunglasses, today announced financial results for its first fiscal quarter ended April 4, 2009.

Highlights for the quarter include:

•                  Net sales increased 3% to $61.1 million in the current period from $59.2 million in the first quarter of 2008.

•                  Adjusted net income in the current period, excluding a non-cash goodwill impairment charge discussed below, was $0.5 million, or $0.02 per diluted share.

•                  As reported net loss in the current period was $0.6 million, or $0.03 per share, compared to net income of $2.2 million, or $0.10 per diluted share, in the first quarter of 2008.  The as reported results include a $1.8 million, or $0.05 per share, pre-tax goodwill impairment charge related to the pending divestiture of the Company’s costume jewelry business.

•                  As planned, the Company spent $2.9 million in incremental marketing and advertising compared to the first quarter of 2008.

•                  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the current period was $7.2 million. EBITDA based on reported results was $5.3 million in the current period compared to $10.5 million in the first quarter of 2008.

CEO Alec Taylor commented, “We were pleased with our performance during the first quarter of 2009, which came in at the upper end of our guidance.  These results were achieved despite a challenging retail environment and the lingering effects of retail inventory destocking. As planned, we invested significantly in advertising our FosterGrant and Magnivision brands, which allowed us to strengthen our market-leading position in the over-the-counter reading glasses category.  Additionally, we are pleased to announce plans to divest our costume jewelry business, which will allow us to focus on our core optical business segments.”

Net Sales by Segment: ($ amounts in thousands)	1st Quarter 2009	1st Quarter 2008	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$26,174	$27,287	$(1,113)	(4)%
Sunglasses & Prescription Frames	26,233	18,119	8,114	45
Costume Jewelry	2,019	3,395	(1,376)	(41)
International	6,707	10,422	(3,715)	(36)
Total	$61,133	$59,223	$1,910	3%

•                  Sales of non-prescription reading glasses declined 4% during the first quarter of 2009 compared to the first quarter of 2008, primarily due to the discontinuation in September 2008 of the Company’s opening price point program at Wal*Mart, which contributed approximately $2.1 million to net sales in the first quarter of 2008.  Excluding the effect of this opening price point program, sales of non-prescription reading glasses increased 4%, primarily due to organic growth at existing customers.

•                  Sales in the sunglasses and prescription frames segment for the first quarter of 2009 increased 45%, including sales of $8.1 million from the Dioptics product line, which was acquired in November 2008. Excluding the revenue contribution from the Dioptics product line, sales in the sunglasses and prescription frames segment were flat year over year.

•                  Costume jewelry sales declined 41% in the first quarter of fiscal 2009 due to the continuing deterioration of retail sales at most major customers.

•                  Sales in the Company’s international segment were down 36% for the first quarter when compared to the corresponding year ago period, in part due to the strengthening of the US dollar. On a constant currency basis, international sales declined 16% in the first quarter of 2009 when compared to the corresponding year ago period, principally due to a non-anniversaried sunglasses roll-out to a major UK customer in the first quarter of 2008.

Reconciliations of EBITDA, free cash flow and “adjusted” results (excluding the goodwill impairment charge and related income tax benefit), which are non-GAAP measures, are included in the Consolidated Statements of Operations and Other Selected Data, and related notes thereto, attached to this release.  The Company believes that these non-GAAP measures are useful for an understanding of its ongoing business.

Additional First Quarter 2009 Results:

•                  In the first quarter of 2009, gross profit as a percentage of net sales was 53.1%, compared to 53.8% in the first quarter of 2008. The decrease was principally due to the growth in the sunglasses and prescription frames segment, resulting from sales of the Dioptics SolarShield and PolarEyes brands.

•                  In the first quarter of 2009, adjusted operating income was $2.1 million.  As reported operating income was $0.3 million, compared to $5.6 million in the first quarter of 2008. The decrease in operating income for the first quarter of 2009 was primarily driven by the aforementioned increase in marketing and advertising spending.

•                  Capital expenditures were $2.2 million in the first quarter of 2009, compared to $4.0 million in the first quarter of 2008. The decrease relates to display fixtures placed at retailers in the first quarter of 2008 that did not anniversary in the current period.

•                  Days sales outstanding improved to 66 days in the current quarter from 72 days in the first quarter of 2008. This improvement was due to a continuing focus on working capital management.

•                  Inventory days on hand were 124 days in the current quarter, compared to 111 days in the first quarter of fiscal 2008. The increase was primarily due to retailers’ increased focus on managing their stocking levels, resulting in a greater amount of inventory being carried by the Company.

•                  Stock compensation expense was $0.8 million, or $0.02 per diluted share, in the current quarter, compared to $0.5 million, or $0.02 per diluted share, in the first quarter of 2008.

•                  During the first quarter of 2009, the Company did not repurchase any additional shares under its stock buyback program. The Company has approximately $10.5 million of stock buyback authorization remaining in the program, which expires February 18, 2010.

Disposal of Costume Jewelry Business

In April 2009, the Company entered into a non-binding letter of intent to sell substantially all of the assets related to its costume jewelry business for approximately $1.5 million. The transaction is expected to close in the second quarter of 2009, subject to execution of a definitive purchase and sale agreement.  In connection with the plan to dispose of the business, the Company has recorded a non-cash goodwill impairment charge of $1.8 million, or $0.05 per share, for the first quarter of 2009 and expects to record additional pre-tax charges, net of proceeds, of $4 million to $6 million in the second quarter of 2009 relating to the disposal of the business.  Upon completion of the sale, the costume jewelry business will be presented as a discontinued operation.

New Account Update

The Company has obtained several new programs associated with the Dioptics product line, including:

•                  Seasonal program in over 4,000 CVS locations for expected annual revenue of $1-2 million.

•                  Placement in several regional grocery chains for expected annual revenue of $1-2 million.

CEO Alec Taylor continued, “We are excited about introducing the newly-acquired SolarShield and PolarEyes brands to new and existing customers, and expect this trend to continue as we benefit from this outstanding acquisition. Additionally, we have continued to achieve significant synergies from the successful integration of the Dioptics operation.”

Liquidity and Capital Resources

In the first quarter of 2009, the Company generated $4.9 million of adjusted free cash flow.  Free cash flow based on reported results was $3.1 million.  At the end of the first quarter, the Company had $31.7 million of availability under its revolving credit facility, which matures in 2012. The Company plans to continue to use its free cash flow to make accretive acquisitions and reduce indebtedness, including $15 million of scheduled principal repayments in 2009.

Outlook

Management’s expectations for full year 2009 results, excluding the impact of the costume jewelry business, are unchanged from when the Company announced its 2009 outlook on February 25, 2009. The following guidance breaks out the anticipated results of the jewelry business in anticipation of its sale:

($ in millions, except per share amounts)	Net sales	EBITDA	EPS
2009 guidance including jewelry	$283-295	$59-62	$0.98-1.10
Less: anticipated jewelry results in 2009 guidance	18-20	1-2	0.02-0.04
2009 guidance for continuing operations	$265-275	$58-60	$0.96-1.06

For the second quarter of 2009, the Company currently expects the following results from continuing operations, assuming the sale of the jewelry business in the second quarter:

($ in millions, except per share amounts)	Net sales	EBITDA	EPS
Q2 2009 guidance for continuing operations	$74-78	$13-15	$0.22-0.26

CEO Alec Taylor concluded, “Our first quarter results once again demonstrated the strength of our core reading glasses and sunglasses businesses which together posted positive sales, when most of our retail partners were experiencing overall declining results.  As we look forward, improving gross margins and continued tight control of operating expenses, combined with a modestly improving retail environment, should result in performance in line with expectations and well ahead of a year ago.”

Actual results may differ materially from these estimates as a result of various factors, and we refer you to the cautionary language under the heading “Forward-Looking Statements” when considering this information.

Conference Call Information

The Company will host a conference call on Thursday, May 7, 2009 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 1-888-245-0962. International callers please dial 1-913-312-0856. The access code is 6215420. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Thursday, May 14, 2009. To access the replay by phone, the domestic dial-in number is 1-888-203-1112 and the international dial-in is 1-719-457-0820. The access code for the replay is 6215420. To access the replay via webcast, please visit www.fgxi.com under the tab “Investors”.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses and sunglasses with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles®, Anarchy®, SolarShield® and PolarEyes®.  FGXI also holds licenses for brands such as Ironman, Levi Strauss, Field & Stream, Body Glove and C9 by Champion.  Based in Smithfield, Rhode Island, FGXI has approximately 375 full time employees.  Additional offices are located in New York, NY; San Luis Obispo, CA; Bentonville, AR; Toronto, Canada; Stoke-on-Trent, England; Mexico City, Mexico; and Shenzhen, China.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: deteriorating economic conditions and continued decreases in consumer confidence and resulting changes in consumer discretionary spending; adverse changes in customers’ inventory and working capital policies; the bankruptcy or other lack of commercial success of one or more of the Company’s customers; the Company may be unable to complete the sale of its costume jewelry business; the actual charges anticipated for the second quarter relating to the sale of the costume jewelry business may be greater than expected; the Company or others may discover that the Company’s products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to its products that may cause it to incur substantial costs to resolve; the concentration of manufacturing of the Company’s products in China; interruptions of supply from our Asian product manufacturers; political instability or changing conditions in transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not complete the stock buyback program; interest rate fluctuations; the Company’s credit insurance may not cover all of our outstanding accounts receivable; our advertising strategy may not have the anticipated impact; unknown potential effects of the swine flu outbreaks on our business; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A – Risk Factors in our Form 10-K for the year ended January 3, 2009, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Forms 10-Q that we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of “As Reported” Results in accordance with GAAP to “Adjusted” Results(2), a non GAAP measure.

	Three Months Ended
	April 4, 2009			March 29, 2008
	As Reported	Adjustments (3)	Adjusted	As Reported

Net sales:
Non-prescription Reading Glasses	$26,174	$—	$26,174	$27,287
Sunglasses and Prescription Frames	26,233	—	26,233	18,119
Costume Jewelry	2,019	—	2,019	3,395
International	6,707	—	6,707	10,422

Total net sales	61,133	—	61,133	59,223
Cost of sales	28,676	—	28,676	27,346
Gross profit	32,457	—	32,457	31,877

Operating expenses:
Selling expenses	22,148	—	22,148	18,538
General and administrative expenses	7,035	—	7,035	6,479
Amortization of acquired intangibles	1,178	—	1,178	1,295
Loss on impairment	1,819	(1,819)	—	—
Total operating expenses	32,180	(1,819)	30,361	26,312
Operating income	277	1,819	2,096	5,565
Interest expense, net	1,317	—	1,317	1,771
Other income, net	67	—	67	8

Income (loss) before income taxes	(973)	1,819	846	3,802

Income tax expense (benefit)	(385)	691	306	1,431

Net income (loss)	(588)	1,128	540	2,371

Less: Net income attributable to noncontrolling interest	49	—	49	187
Net income (loss) attributable to FGX International Holdings Limited	$(637)	$1,128	$491	$2,184

Basic earnings per share attributable to FGX International Holdings Limited shareholders	$(0.03)		$0.02	$0.10
Diluted earnings per share attributable to FGX International Holdings Limited shareholders	$(0.03)		$0.02	$0.10

Weighted average shares outstanding:
Basic	22,123		22,123	21,290
Diluted	22,123		22,289	21,446

Capital expenditures	$2,223		$2,223	$3,990

See accompanying Notes to Consolidated Statements of Operations and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of “As Reported” Results in accordance with GAAP to “Adjusted” Results(2), a non GAAP measure.

	Three Months Ended
	April 4, 2009			March 29, 2008
	As Reported	Adjustments (3)	Adjusted	As Reported

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income (loss) attributable to FGX International Holdings Limited	$(637)	1,128	491	$2,184
Income tax expense (benefit)	(385)	691	306	1,431
Interest expense, net	1,317	—	1,317	1,771
Depreciation and amortization	5,042	—	5,042	5,131

EBITDA (1)	$5,337	$1,819	$7,156	$10,517

EBITDA margin (EBITDA / net sales)	8.7%		11.7%	17.8%

The table below reconciles free cash flow to the EBITDA table above.

EBITDA	$5,337	$1,819	7,156	$10,517
Less: Capital expenditures	(2,223)	—	(2,223)	(3,990)

Free cash flow (1)	$3,114	$1,819	$4,933	$6,527

See accompanying Notes to Consolidated Statements of Operations and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	As of April 4, 2009	As of January 3, 2009

Cash	$3,054	$2,097
Accounts receivable, net	36,489	52,263
Inventories	39,771	38,223
Accounts payable	28,627	31,964
Revolving line of credit	43,000	37,500
Current maturities of long-term obligations	15,821	15,199
Long-term obligations less current maturities	73,468	77,863
FGX International Holdings Limited shareholders’ equity	41,814	41,665

FGX INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(Unaudited)

1.               EBITDA represents net income before interest, income taxes, depreciation and amortization. Free cash flow represents EBITDA less capital expenditures.  We believe that EBITDA and free cash flow are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry.  We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.  It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.  Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

2.               We have presented the “Adjustments” and “Adjusted” columnar information because we believe it provides securities analysts, investors and other interested parties with more insight as to the Company’s results without regard to certain significant events and transactions that occurred during the fiscal periods presented and that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific U.S. Generally Accepted Accounting Principles (GAAP), or “as reported,” measures, including net income, operating income and gross profit.  Management utilizes this information to better understand its operating results as well as the impact of and progress on certain strategic initiatives.  The columnar information under the caption “Adjusted” are not substitutes for analysis of our results as reported under U.S. GAAP and should only be used as supplemental information.

3.               “As Reported” results include the following items that are excluded from our “Adjusted” results: a $1.8 million pre-tax charge for the three months ended April 4, 2009 related to goodwill impairment triggered by an offer received in conjunction with the decision to dispose of the costume jewelry business, and the related anticipated tax benefit of $0.7 million.  The transaction is expected to close in the second quarter of 2009, and we anticipate presenting the costume jewelry business as a discontinued operation beginning with second quarter financial statements.